Exhibit 10.20

LOAN CONTRACT

CHINA CONSTRUCTION BANK

This Contract is made between

Borrower (Party A): see Clause XII of this Contract
Creditor (Party B): see Clause XII of this Contract

Party A applies to ask for a loan from Party B, and Party B agrees to offer a loan to Party A. According to certain laws and regulations, Party A and Party B agree to make this Contract after negotiation for the pursuant of both arties.

I.	Amount of the Loan

See Clause XIII of this Contract

II.	Use of the Loan

See Clause XIV of this Contract

III.	Term of the Loan

See Clause XV of this Contract

IV.	Loan Interest Rate, Penalty for Interest Rate, Interest Bearing, and Interest Settlement

A.	Loan Interest Rate

See Clause XVI of this contract

B.	Penalty for Interest Rate

See Clause XVII of this contract

C.	Value Date of this Contract begins when the initial granting of the loan is transferred to the appointed account by Party A.

When the initial loan of this Contract is granted, benchmark interest rate is the loan interest rate of the same term and level loan published and implemented by Bank of China on the Value Day; when the loan interest rate is to be adjusted as agreed above, benchmark interest rate is the loan interest rate of the same term and level loan published and implemented by Bank of China on the adjusting day; if Bank of China stops to publish the loan interest rate of the same term and level loan, benchmark interest rate is the loan interest rate of the same term and level loan approved by the banking industry on the adjusting day, not including the circumstance that the parties have reached any specific agreements.

D.	Loan Interest begins when the loan is transferred to the appointed account by Party A. Loan Interest of this Contract is calculated by day (day interest rate = annual interest rate/360). If Party A fails to pay interest on the Interest Settlement Day, it will due compound interest from the other day.

E.	Interest Settlement

a)	If loan interest rate is fixed, interest is settled according to the fixed interest rate. If loan interest rate is floating, interest is settled according to the interest rate of each floating period. If the interest rate during a floating period fluctuates, interest is settled according to the accumulated interest rate during a floating period.

b)	See Clause XVIII of this contract

V.	Granting and Spending of the Loan

A.	Premise of Loan Granting See Clause XIX of this contract

B.	Spending Plan of the Loan See Clause XX of this contract

C.	Party A should use the Loan in the ways agreed in Clause II of this Contract, and should not advance, delay, or cancel the withdrawal of money without the written consent of Party B.

D.	When the Loan is in split use by Party A, the due date of the Loan is pursuant to Clause III of this Contract.

VI.	Repayment

A.	Principles of Repayment

Repayment under this Contract by Party A should follow the below principles.

Party B has the right to use the repayment first on the expenses on the account of Party A under this Contract which are prepaid by Party B, and the relevant expenses at which Party B realized its creditor’s right. The rest part of the repayment is used first to cover the interest, and all the interest is covered together with the clearance of principal. To the loans that repayment of principal is not made within 90 days after the settlement date, repayment of interest is not made within 90 days after the settlement date, or stipulated in other laws, regulations, or rules, Party A should, on the basis of covering the said payment, first pay back the interest and then the principal.

B.	Interest Payment

Party A should pay Party B on the settlement date interest due. The first pay date of interest is the first interest settlement date after granting of the loan, and the interest is fully covered when the principal is repaid on the last pay day.

C.	Principal Repayment Plan See Clause XXI of this contract

D.	Ways of Repayment

Party A should prepare sufficient in the account appointed by Party B and make an automatic account transfer before the repayment day as agreed in this Contract (Party B also has the right to transfer money from this account for the use of repayment.), or transfer money from other accounts to this account for repayment on the repayment day as agreed in this Contract.

E.	Advancing the Date of Repayment

a)	If Party A is to repay the principal ahead of the agreed date, Party A should make a written application of repaying part of or all the principal 20 working days before the settlement day with consent of Party B.

b)	See Clause XXII of this contract

VII.	Rights and Responsibilities of Party A A. Rights of Party A

a)	Party A has the right to ask Party B to grant the loan as agreed in this Contract.

b)	Party A has the right to use the loan in the channels agreed in this Contract.

c)	Complying with the regulations of Party B, Party A has the right to apply for extending of the due time.

d)	Party A has the right to ask Party B to keep all the relevant accounting and business information confidential, unless it is otherwise stipulated by laws and regulations, required by organs of power, or agreed by both parties.

e)	Party A has the right to reject offer a bribe to Party B and its staff, as well as reporting the said deeds or actions against relevant laws and regulations on credit interest rate, service charges, etc.

B. Responsibilities of Party A

a)	Party A has the responsibility to make timely draw of the loan, sufficient repayment of principal and interest, and coverage of all the relevant expenses as agreed in this Contract.

b)	Party A has the responsibility to offer all the relevant accounting and business information required by Party B, including but not limited to balance sheet of the end of latest quarter within the first 20 days of every quarter, income statement of the end of latest quarter (income-expense statement for public institutions), and timely annual chart of cash flow at the end of every year, and ensure all the information true, complete, effective, without any untrue statement or important operating and accounting information concealing.

c)	Any change of commerce register items, like name, representatives (persons in charge), address, business scope, register capital, or constitutions of company (enterprise), etc., of Party A should be informed to Party B in written document with all the relevant materials within 5 days of change.

d)	Party A should use the loan in the channels agreed in this Contract, no occupation, misappropriate, or use for any illegal or prohibited trading; be cooperative and accept any investigation or supervision of Party B on daily operations, accounting activities, and use of the loan; not evade the debt by taking out capital, transferring assets, or affiliate transactions; not acquire cash or bank credit in the means of discount or equity mortgage of any creditor’s right, like through fake contract signed with a connected party, documents or accounts receivable without actual trading background.

e)	If the loan in this Contract is to be used on manufacturing, or constructing industry, Party A should be pursuant to relevant regulations of environment protection.

f)	Before the interest and principal of the loan is repaid, Party A could not offer a guarantee for any third party by the assets formed from the loan in this contract without the written consent of Party B.

g)	If Party A is a group client, any affiliated transactions constitute 10% of the group’s net assets should be timely reported to Party B, including 1)relations of transaction parties 2)content and nature of transaction 3)amount and respective quota of transaction 4)pricing policies (including transactions without amount or with nominal amount)

h)	If the loan drafted in this Contract is for the use of fixed assets or projects, Party A should ensure that the projects to be carried out get the relevant government approval without any illegal conditions, and the capital is to be granted timely in agreed ratio for the progress of projects.

VIII.	Rights and Responsibilities of Party B

A.	Party B has the right to ask Party A to timely pay back the principal, interest and expenses, and fulfill the liabilities in this Contract.

B.	Party B should grant the loan as agreed in this Contract, not including any postpone due to Party A or in no connection with the fault of Party.

C.	Party B should keep the relevant accounting and business information offered by Party A confidential, unless it is otherwise stipulated by laws and regulations, required by organs of power, or agreed by both parties.

D.	Party B should not offer to or ask for from Party A and its staff a bribe.

E.	Party B should not do anything harmful to the legal rights of Party A.

IX.	Liabilities for Breach and Remedial Measures for Conditions Being Harm to Creditor’s Rights

A.	Beach of Contract by Party B And Respective Liabilities

a)	If Party B ceases to grant the loan in this Contract without any proper reasons, Party A has the right to ask for the continuity of loan granting.

b)	If Party B charges improper interest, expenses against the laws and regulation of government, Party A has the right to take back the money.

B.	Beach of Contract by Party A

a)	Party A is against any clause of this Contract or fails to fulfill any legal liability.

b)	Party A makes certain definite declaration on or actions indicating its failure to fulfill any liability in this Contract.

C.	Possible Conditions Harmful to Creditor’s Right of Party B

a)	Party B could consider it’s creditor’s right in this Contract is invaded under the following circumstances: any undertaken, trusteeship (taken over), leasing, decrease of register capital, investment, joint operation, consolidation, merger, acquisition, separation, joint venture, suspending or dismissing of business, bankrupt, change of holding shareholder/actual controller, transferring, shutting down, or closing of important assets, high government penalty, cancellation, revocation of business license, involved in serious lawsuit, operational difficulties, deterioration of financial conditions, management failure of legal representative or chief leader of Party A.

b)	Party B could consider its creditor’s right in this Contract is invaded under the following circumstances: Party A fails to honor the payment due (including liabilities to any branch of China Construction Bank or other third party institutes), transfers its assets in low or no returns, remits debt of a third party, is sluggish in honor of creditor’s right or other relevant rights, or offers a guarantee to a third party.

c)	Party B could consider its creditor’s right in this Contract is invaded if any shareholder of Party A abuses the private rights of legal representative or limited liabilities of shareholder to dodge a creditor.

d)	Any premises of loan granting in this Contract is failed to be honored continuously.

e)	Party B could consider its creditor’s right in this Contract is invaded if the warrantor is in any of the following circumstance:

1) violation, false, wrong or omitting statement of any clause in warrant contract

2) any undertaken, trusteeship (taken over), leasing, decrease of register capital, investment, joint operation, consolidation, merger, acquisition, separation, joint venture, suspending or dismissing of business, bankrupt, change of holding shareholder/actual controller, transferring, shutting down, or closing of important assets, high government penalty, cancellation, revocation of business license, involved in serious lawsuit, operational difficulties, deterioration of financial conditions, management failure of legal representative or chief leader of the warrantor, which may deteriorate its capacity to offer the guarantee

3) other conditions that may deteriorate warrantor’s guarantee capacity

f)	Party B could consider its creditor’s right in this Contract is invaded if any equity mortgage, impawn happens.

1) Any destroy, lost, or depreciation of the mortgage or impawn equity due to actions of a third party, being levied, confiscated, required, or redeemed by government, removing, fluctuation of market situation, or other conditions

2) Any sealing up, detaining, freezing, deduction, lien, auction, supervision, or equity disputes of the mortgage or impawn equity by legal authority

3) Violation, false, wrong or omitting statement of any clause in the mortgage or impawn contract

4) Other conditions that may endanger the fulfillment of mortgage or impawn

g)	Party B could consider its creditor’s right in this Contract is invaded if the guarantee is disestablished, ineffective, invalid, revoked, relieved, the warrantor makes certain definite declaration on or actions indicating its failure to fulfill any liability, or in any other conditions, like the warrantor loses part or all the capacity to honor the guarantee, the value of guarantee depreciates, etc.

h)	other conditions in which Party B could consider its creditor’s right in this Contract is invaded

D.	Remedies by Party B

If any condition in B or C of this Clause happens, Party B has the right to exercise one or some of its following authority.

a)	Ceasing to grant the loan

b)	Declaring the maturity of the loan, and requiring Party A to pay back all the principal, interest and expenses in this Contract whether due or not

c)	See Clause XXIII of this contract

d)	When Party A uses the loan against the ways agreed in this Contract, to the part of money diverted, the interest and compound interest is calculated by penalty interest rate in the ways agreed in this Contract from the day Party A failed to use the loan in the agreed ways to the settlement day.

e)	If the date of actual drawing exceeds the time limit, to the part of principal, interest and expenses dishonored (including all or part of the principal and interest declared by Party B to be due ahead of the time limit) should be charged penalty and compound interest in the penalty interest rate and ways agreed in this Contract from the due day to the ultimate settlement day of all the interest and principal. Exceeding the time limit indicates the action Party A fails to honor the repayment within the agreed time line or times of this Contract.

Compound interest is calculated in the credit interest rate and ways agreed in this Contract if Party A fails to make a timely repayment before the due day.

f)	Other remedies, including but not limited to:

1)transferring RMB or respective amount in other kinds of currencies from other accounts of Party A in China Construction Bank without prior inform 2)exercising authority of guarantee 3)requiring Party A to offer a new guarantee meeting the demands of all the debts in this Contract 4)termination of this Contract

X.	Others

A.	Responsibilities of Expenses

All expenses under this Clause and in this Contract of the attorneys, insurance, evaluation, registration, safekeeping, authenticating, notarizing, etc. should be on the duly account of Party A, unless specific agreements are made by both parties.

All the expenses (including but not limited to costs of lawsuits, arbitrations, safekeeping of assets, business trips, implementing, evaluations, auctions, notarizations, delivery, publication, attorneys, etc. ) in which Party B realize its creditor’s right should be on the duly account of Party A.

B.	Use of Party A’s Information

Party A agrees that Party B could investigate credit status of Party A in Credit Database or departments or institutes concerned authorized by People’s Bank of China and departments in charge of credit inspection, offer information provided by Party A to Credit Database authorized by People’s Bank of China and departments in charge of credit inspection, and use and disclosure proper information of Party A according to Party B’s actual business requirements.

C.	Publication for Collections

Party b has the right to announce to relevant departments or institutes, or to declare through mass media for collections, if Party A fails to honor the repayment or other clauses in this Contract.

D.	Efficiency of Evidences Recorded by Party B

All the internal accounting records about principal, interest, expenses, repayment, etc., and made or kept by Party B all the documents and vouchers against money withdrawal, as well as principal and interest repayment honored by Party A and records and vouchers of collections by Party B, effectively prove the debtor-creditor relationship between the two parties, unless there’s any reliable and certain proofs to the contrary. Party A could not raise any objection that Party B keeps all the said records, catalogs, documents and vouchers.

E.	Reserved Rights

The rights of Party B in this Contract are not contradicted with any legal rights it ought to enjoy. Any tolerance, extending of time limit, preferences, delays of rights exercise in this Contract of Party B toward default and postpone made by Party A should not be considered as abandon of rights and interests in this Contract, permission or approval of actions against this Contract, declaration to limit, prohibit, impede any action continuing to honor this or other rights, or statement to take any responsibilities or liabilities of Party A.

F.	If Party A has other mature debts to Party B besides the debts in this Contract, Party B has the right to transfer RMB or respective amount in other kinds of currencies from other accounts of Party A in China Construction Bank to pay back any of the mature debts, and Party A has no right to object.

G.	Any change of mail address or contact information of Party A should be timely informed to Party B in written documents, and any loss due to the failure of timely informing should be on the duly account of Party A.

H.	Transferring And Receiving of Payment Receivable

Party B has the right to transfer RMB or respective amount in other kinds of currencies from other accounts of Party A in China Construction Bank to cover all of the mature debts in this Contract without any need for prior notice to Party A. Party A needs to assist Party B with all the formalities in exchange sales and settlement business and should take the risk of fluctuation of exchange rate.

I.	Effective Conditions of Contract

This Contract is effective upon the signing and sealing of legal representatives or authorized agent of both parties.

J.	Party A declares that there is not and will not be any actions or conditions against the laws, regulations, or rules of environment protection, energy-saving and ejection-decreasing, and pollution reducing at or after the time this Contract is signed. Party B has the right to postpone the credit approval (including but not limited to ceasing of loan granting, financing offer, issuing of Guarantee Letter or Bank’s Acceptance Bill) of Party A, declare to advance the maturity date of the creditor’s right (including but not limited to loan, financing capital, advanced money or possible advanced money, etc.), or take other remedies agreed in this Contract or approved by laws, if any untrue statement, violation, or possible violation of the above declaration of Party A is observed.

XI.	Declarations

A.	Party A has a clear understanding of Party B’s business scope and limits of authority

B.	Party A has read all the clauses in this Contract. To the requirements of Party A, Party B has made respective explanations of this Contract. Party A has a comprehensive understanding of meaning and respective legal consequences of every clause in this Contract.

C.	The liabilities in this Contract signed and respected by Party A should follow all the laws, regulations, rules of government, and regulations of constitutions and internal organizational documents of Party A, and have been approved by internal institutes of Party A and/or government institutes concerned.

Special Terms of Contract

No. of this Capital Loan Contract is 2010túÉK7CZW206÷

Loan Classification: loan of industry operational funds

XII.	Information of Contractors

Borrower (Party A): Dake (Fujian) Sport Goods Co., Ltd.
Address: Jiangtou Village Chendai, Jinjiang City
Zip Code: 362211
Legal Representative (Chief Leader): Yuxi Ding
Fax: 86-595-85196905
Tel: 86-595-85186739
Creditor (Party B): Jinjiang Branch of China Construction Bank
Address: Zengjing Community, Qingyang, Jinjiang City
Chief Leader: Deming Wang
Fax: 86-595-85632053
Tel: 86-595-85688436

XIII.	Agreement on Clause I

Amount of the Loan: one million RMB

XIV.	Agreement on Clause II

The loan should be used in capital conversion and could not be used in other ways without written consent of Party B.

XV.	Agreement on Clause III

Term of the loan in this Contract is twelve months, from July 16th , 2010 to July 16th , 2011.

When the starting date of the loan term and the date on the loan transfer voucher (an IOU) are different, the settlement dates is respectively adjusted according to the date on the first loan transfer voucher. Loan transfer vouchers constitute part of this Contract and are with legal authority.

XVI.	Agreement on Clause IV A

Credit interest rate in this Contract is annual interest rate, which is the first interest rate among the following ones.

a)	Fixed interest rate, which is 5.841%, without any floating during the loan term

b)	Fixed interest rate, which is (choose “up” or “down”) the benchmark interest rate of the starting date , without any floating during the loan term

c)	Floating interest rate, which is (choose “up” or “down”) the benchmark interest rate of the starting date and is to be adjusted every months according to the benchmark interest rate of the adjusting day and the said interest rate floating from the starting date to the settlement date in this Contract Interest adjusting day is the corresponding day of the starting day of the month, and if there’s no corresponding day of the starting day, the last day of the month is regarded as interest adjusting day.

XVII.	Agreement on Clause IV B

a)	If Party A doesn’t use the loan in the agreed ways in this Contract, penalty interest rate is 100% up of credit interest rate; if credit interest rate is to be adjusted according to Clause IV A c), penalty interest rate is to have the same range of adjustment.

b)	If Party A fails to honor the repayment, penalty interest rate is 50% up of credit interest rate; if credit interest rate is to be adjusted according to Clause IV A c), penalty interest rate is to have the same range of adjustment.

c)	If the above two conditions happen at the same time, the harder penalty interest rate is chosen for penalty and compound interest calculation.

XVIII. Agreement on Clause IV E b)

Interest payment in this Contract is settled in the first way among the following ones.

1) Interest is paid by month, and the 20th of every month is the settlement day.

2) Interest is paid by quarter, and the 20th of the last month of every quarter is the settlement day.

3) Other ways

XIX. Agreement on Clause V A

Party B needs to grant the loan when the following premises are continuously fulfilled unless otherwise Party B gives up part of all of them.

1) Party A has made all the formalities of loan approval, registration, handing over, insurance and others.

2) Party A has a qualified and effective guarantee to the requirements of Party B.

3) Party A has opened accounts of loan granting and repaying to the requirements of Party B.

4) Party A fulfills all the clauses agreed in this Contract and has no possible actions which will endanger creditor’s right of Party B.

5) The granting loan is not prohibited or limited by any laws, regulations, or government institutes.

6) Other conditions

XX.	Agreement on Clause V B

Plan of Loan Use: one million RMB on July 16th , 2010

XXI.	Agreement on Clause VI C

Plan of Loan Repayment: one million RMB on July 16th , 2011

XXII.	Agreement on Clause VI E b)

Party B has the right to charge compensation when Party B agrees that Party A could make a repayment ahead of time, and the amount of compensation is decided by the first way among the following ones.

1) Compensation=prepaid amount X prepaid month(s) X 1‰, days less then a month is to be regarded as one month 2) If Party A repays the loan in times and repays part of the loan, the capital prepaid should cover the loan in back sequence of repayment plan while the rest unpaid part should be charged interest as agreed in this Contract.

XXIII.	Agreement on Clause IX D c)

If Party A fails to withdraw the capital as agreed in this Contract, Party B has the right to charge Party A penalty equaling to 8.7615% of the amount failed to be honored and reject Party A to withdraw the rest part of money.

XXIV.	Arbitrations Resolving

Any arbitration during the term of this Contract should be settled through friendly negotiation between parties. If the negotiation fails, the arbitration is settle in the first way among the following ones.

1) To conduct a suit in local court of Party B

2) To hand the case over to Arbitration Committee (Address ), and to be settled by the arbitration rules effective in the period when the case is handed over The consequence of arbitration is eventual and restrained to both parties.

Clauses not within the range of arbitration should be followed during the law or arbitration period.

XXV.	This Contract is made in three copies.

XXVI.	Others

1) Time limit in this Contract is the mature date of the loan.

2) Creditor’s right in this Contract is within the guarantee range of Guarantee Contract, numbering 2010túÉKêØÝW113÷.

Party A (Sealing):

Signature of Legal Representative (Chief Leader) of Authorized Agent: Yuxi Ding
Date: July 16th, 2010

Party B (Sealing):

Signature of Authorized Agent:
Date: July 16th, 2010